Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this registration statement of Iron Mountain Incorporated on Form S-8 of our report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and the adoption of Statement of Financial Accounting Standard No. 142) dated March 8, 2004, relating to the consolidated financial statements of Iron Mountain Incorporated as of and for the years ended December 31, 2003 and 2002 appearing in the Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 12, 2004